                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement"), made this ______ day of ____________, is entered into by CML Group, Inc., a corporation with its principal place of business at 524 Main Street, Acton, MA (the "CML"), Facsimile Number 978-263-2178, Smith & Hawken, Ltd., a wholly-owned subsidiary of CML, with its principal place of business at 117 E. Strawberry Drive, Mill Valley, CA
(the "Company") Facsimile Number             , and Kathleen Tierney, residing at
3069 West Dry Creek Road, Healdsburg, CA 95448, (the "Employee") Facsimile
Number             .

         The Company desires to continue to employ the Employee, and the Employee desires to continue to be employed by the Company. In consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1. TERM OF EMPLOYMENT. The Company hereby agrees to continue to employ the Employee, and the Employee hereby accepts continued employment with the Company, upon the terms set forth in this Agreement, commencing on April 1, 1998 (the "Commencement Date") and continuing hereunder until a termination in accordance with the provisions of Section 4 (the "Employment Period").

2.       TITLE; CAPACITY.

3        2.1      The Employee shall serve as President and Chief Executive
Officer of the Company and be subject to the supervision of the Board of Directors of the Company (the "Board"). She shall have such authority as is consistent with her service as President and Chief Executive Officer.

4        The Employee hereby agrees to continue employment with the Company and serve as President and Chief Executive Officer and perform the duties and responsibilities of such positions and such other duties and responsibilities, consistent with her position as President and Chief Executive Officer or the Chief Operating Officer of the Company,



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

as the Board or as the CML Board or its designee shall from time to time reasonably assign to her.

1        2.2      The Employee shall continue to be based at the Company's
headquarters in Mill Valley, California, or such other place or places within the San Francisco metropolitan area in which the headquarters is located, without her prior consent. The Employee agrees to devote her entire business time, attention and energies to the business and interests of the Company during the Employment Period.

2.       COMPENSATION AND BENEFITS.

3        3.1      SALARY. Effective April 1, 1998, the Company shall pay the
Employee, in monthly installments, an annual base salary of $260,000 during the Employment Period ("Annual Base Salary"). Such salary shall be reviewed annually by the CML Board at the beginning of each fiscal year of the Company, beginning with the fiscal year commencing August 1, 1999.

4        3.2      BONUSES. Set forth in Sections 3.2 and 3.3.2 are the terms of the cash and option bonuses for which the Employee is eligible, based on (i) an objective formula, and (ii) discretionary criteria, which may be awarded to the Employee for the Company's fiscal year ending July 31, 1998 (the "98 Bonuses"). In addition, the Company, CML, and the Employee shall work together, in good faith, beginning as soon as practicable after the Company's financial goals for the fiscal year ending July 31, 1999 have been determined, to establish the terms of bonuses, based on concepts set forth on SCHEDULE A (to be completed by the parties as soon as practicable), for which the Employee will be eligible, based on the performance of the Employee and the Company, during the Company's fiscal year ending July 31, 1999 (the "99 Bonuses"). The terms of the 99 Bonuses will be set forth in a written instrument signed by all parties to this Agreement.

 5                3.2.1    FORMULA BONUS. The Company shall pay the Employee a
cash bonus for the Company's fiscal year ending July 31, 1998 ("FY 98"), if the Employee is employed on July 31, 1998, equal to the largest amount for which she qualifies under the provisions of the attached SCHEDULE B.

6

7        "EBIT" as used in this Agreement, and in any Schedules to this
Agreement, means the Company's Earnings Before Interest and Taxes as determined in accordance with generally accepted accounting principles by the Company's independent accountants; provided that in determining EBIT the bonus that would otherwise have been payable to the Employee and to Messrs. McCreight and Shahan under the bonus program set forth on SCHEDULE C, which is no longer in effect, shall be included as a




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compensation expense in determining FY 98 EBIT and not the bonuses payable under
Sections 3.2.1 and 3.2.2.

8                 3.2.2    DISCRETIONARY BONUS. The Company may, in the sole
discretion of the Board, pay the Employee a discretionary bonus of up to 25% of Annual Base Salary. In determining the amount of the discretionary bonus, if any, to be paid under this provision, the Board will consider those factors it deems appropriate, including, without limitation, the extent of Employee's attainment of those operational and organizational goals set forth in SCHEDULE D annexed hereto.

9                 3.2.3    BONUS PAYMENT. Employee must be employed by the
Company on July 31, 1998 in order to receive any bonus and any bonus will be paid within 30 days following the completion of the FY 98 audit by the Company's independent accountants.

10       3.3      OPTIONS.

11                3.3.1    IMMEDIATE OPTION GRANT. Upon execution of this
Agreement, Employee will be granted an option to purchase 100,000 shares of common stock of CML with an exercise price equal to the closing price of CML's common stock on the New York Stock Exchange (the "Fair Market Value") on the date of grant. Such option will vest as to 50% of the shares covered thereby on the date of grant, an additional 25% on April 1, 1999, if she is then still employed by the Company, and the remaining 25% on April 1, 2000, if she is then still employed by the Company. The option shall be subject to such other provisions as are set forth in the stock option agreements attached hereto as APPENDIX I.

12                3.3.2    PERFORMANCE OPTION.

13                         (a)      FORMULA GRANT. After completion of the audit
of CML's financial statements for FY 98, the Company will grant to the Employee an option to purchase the largest number of shares of common stock of CML for which she qualifies in accordance with the provisions of the attached SCHEDULE E, provided that she is then employed by the Company.

14                         (b)      DISCRETIONARY GRANT. After the end of FY 98,
the Company may, in the sole discretion of the Board, grant Employee an option to purchase up to an additional 100,000 shares of CML common stock. In determining whether to grant any such additional options, the Board will consider those factors it deems appropriate, including, without limitation, the extent of Employee's attainment of those operational and organizational goals set forth on the attached SCHEDULE D.

15                         (c)      GRANT PROCESS. Options to be granted to the
Employee pursuant to this Section 3.3.2. shall be granted promptly after completion of the FY 98 audit by the Company's independent accountants. Such options will be exercisable at




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
Fair Market Value on the date of grant and will vest as to 50% of the shares covered thereby on the date of grant, an additional 25% on July 31, 1999, if the Employee is then still employed by the Company and the remaining 25% on July 31, 2000, if the Employee is then still employed by the Company. The option will be subject to such other provisions as are set forth in the stock option agreements attached hereto as APPENDIX I. To the extent consistent with the law, the Company will grant options intended to qualify as incentive stock options to the Employee under this Section 3.

16       3.4      SALE BONUS. In the event that, during the Employment Period
(or within 90 days thereafter if Employee is terminated without Cause under Section 4.3), CML sells the Company, either through (i) a sale of all of the Company stock held by CML, or (ii) a sale of all or substantially all of the assets of the Company, or, a merger or consolidation involving the Company (other than a merger or consolidation with CML) in which the Company is not the surviving Company, Company is merged into or consolidated with another company or otherwise consummates a business combination with another company (each hereinafter referred to as a "Sale"), the Company agrees to pay the Employee a bonus ("Sale Bonus") calculated as a percentage of the "Net Consideration" received in connection with the Sale. The Sale Bonus shall be calculated as follows:

         (a) If the Net Consideration is $50 Million or less, the Sale Bonus is Zero ($0).

         (b) If the Net Consideration is greater than $50 Million but less than or equal to $70 Million the Sale Bonus shall equal three-fourths of one percent (3/4%) of the amount by which the Net Consideration exceeds $50 Million.

         (c) If the Net Consideration is greater than $70 Million, the Sale Bonus shall be equal to (i) $150,000, plus (ii) one and one-quarter percent (1 and 1/4%) of the amount by which the Net Consideration exceeds $70 Million.

The Sale Bonus will be paid in twelve (12) equal monthly installments over the 12-month period following receipt of the Net Consideration, PROVIDED, HOWEVER, that in the event the Employee's employment with the Company is terminated for death or disability pursuant to Section 4.2, or the Employee is terminated without Cause under Section 4.3, the balance of the Sale Bonus shall be paid to the Employee in a lump-sum at the time of such termination.

         The term "Net Consideration" means the fair market value on the date of the consummation of the Sale of all consideration in the form of cash or securities received



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by CML or the Company in connection with the Sale, less (i) all fees and expenses incurred in connection with the Sale, and (ii) any liabilities of the Company not assumed in the Sale and any expenses incurred in the settlement of such liabilities. If any portion of the Net Consideration is other than cash, then for the purpose of computing any Sale Bonus payable to the Employee, the Net Consideration shall be valued as follows: (i) publicly traded securities shall be valued at the average of their closing prices (as reported in the Wall Street Journal) for the twenty (20) trading days prior to the consummation of the Sale; (ii) any other consideration such as straight or convertible debt securities or obligations, or installment sale notes, unmarketable securities or other securities shall be valued at the fair market value thereof as determined in good faith by CML. In the event of any acquisition of Company assets, the face amount of debt assumed by the acquiring party shall be valued at the time of the sale and included as part of the Net Consideration. Any Sale Bonus calculated on amounts paid into escrow will be payable at the time or times such amounts are released from such escrow. If the payment of any portion of the Net Consideration is contingent on any future event, that portion of the Net Consideration will be calculated and payable if and when such contingent payment is made.

                  3.5 BENEFITS. The Employee shall be entitled to participate in all other benefit programs that the Company provides to its employees, if any, to the extent that Employee's position, tenure, salary, age, health and other qualifications make her eligible to participate. In addition, she shall be entitled to the benefits as set forth on SCHEDULE F to this Agreement.

                  3.6 REIMBURSEMENT OF EXPENSES. The Company shall reimburse the Employee for all reasonable travel, entertainment and other expenses incurred or paid by the Employee in connection with, or related to, the performance of her duties, responsibilities or services under this Agreement, upon presentation by the Employee of documentation, expense statements, vouchers and/or such other supporting information as the Company may request, PROVIDED, HOWEVER, that the amount available for such travel, entertainment and other expenses may be fixed in advance by the Board, consistent with past practice.

1. EMPLOYMENT TERMINATION. The employment of the Employee by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

2        4.1      At the election of the Board, for Cause, immediately upon
written notice by the Board to the Employee. For the purposes of this Section 4.1, Cause for termination shall be deemed to exist upon (a) a good faith finding by the Board of a material failure of the Employee to perform her assigned duties for the Company (a



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

"Material Failure"), dishonesty, gross negligence or misconduct, or (b) the conviction of the Employee of, or the entry of a pleading of guilty or nolo contendere by the Employee to, any crime involving moral turpitude or any felony; provided that any termination based on a Material Failure can only occur after the Employee has received a written notice identifying such Material Failure (whether or not such Material Failure existed prior to the notice but was not the subject of a notice) and giving her at least thirty (30) days within which to correct such Material Failure (the "Warning") and such correction has not occurred within such thirty (30) days period, and; provided further that only one Warning will be required under this Agreement and thereafter, even if correction occurred after the Warning, the Employee may be terminated without any further Warning, if the Board determines that any previously identified Material Failure has recurred after such 30-day period.

3        4.2      Thirty days after the death or disability of the Employee. As used in this Agreement, the term "disability" shall mean the inability of the Employee, due to a physical or mental disability, for a period of ninety (90) days, whether or not consecutive, during any 360-day period to perform the services contemplated under this Agreement. A determination of disability shall be made by a physician satisfactory to both the Employee and the Company, PROVIDED THAT if the Employee and the Company do not agree on a physician, the Employee and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties;

4        4.3      At the election of the Company, without Cause, or, at the
election of the Employee, upon written notice to the other parties to this Agreement.

5.       EFFECT OF TERMINATION.

6        5.1      TERMINATION FOR CAUSE OR UPON EMPLOYEE'S ELECTION TO
TERMINATE. In the event the Employee's employment is terminated for cause pursuant to Section 4.1 or at the Employee's election under Section 4.3, the Company shall pay to the Employee the compensation and benefits otherwise payable to her under Section 3 through the last day of her actual employment by the Company including any payment due to Employee under the terms of any Formula Bonus provision in effect for the fiscal year of the Company ended prior to the Employee's last day of employment.

7        5.2      TERMINATION FOR DEATH OR DISABILITY. If the Employee's
employment is terminated by death or because of disability pursuant to Section 4.2, the Company shall pay to the estate of the Employee or to the Employee, as the case may be, the compensation which would otherwise be payable to the Employee up to the end of the month in which the termination of her employment because of death or disability occurs and any payment due to Employee under the terms of any Formula Bonus




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

provision in effect for the fiscal year of the Company ended prior to the Employee's last day of employment.


8        5.3      TERMINATION OTHER THAN FOR CAUSE, OR UPON DEATH OR DISABILITY.
If the Employee's employment is terminated by the Company other than on account of Cause, Death or Disability, then the Employee will receive: (i) all compensation and benefits payable to her under Section 3 of this Agreement, through the end of the month in which her employment terminates, (ii) monthly payments of 1/12 of her Annual Base Salary at the rate she is being paid at the time of such termination, for thirty (30) months following the end of the month in which or with which such termination occurs, (iii) a fraction of any bonus she would have received after the end of the fiscal year in which such termination occurs, under any formula bonus program in which she is participating at the time of such termination, determined by multiplying the amount she would have received by a fraction, the numerator of which is the number of full or partial months of the fiscal year in which she was employed and the denominator of which is 12, and (iv) any payment due to Employee under the terms of any Formula Bonus provision in effect for the fiscal year of the Company ended prior to the Employee's last day of employment.


9        5.4      SURVIVAL. The provisions of Sections 3.4, 5, 6 and 7 shall survive the termination of this Agreement.


10.      NON-SOLICITATION.

11       (a)      During the Employment Period, and for a period of 30 months after the termination thereof, the Employee will not directly or indirectly:

12                (i)      recruit, solicit or induce, or attempt to induce, any
employee or employees of the Company to terminate their employment with, or otherwise cease their relationship with, the Company; or

13                (ii)     solicit, divert or take away, or attempt to divert or
to take away, the Company's relationship with vendors or suppliers, or with customers with which the Company has a contract, which were contacted, solicited or served by the Employee while employed by the Company.

14       (b)      If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

15       (c)      The restrictions contained in this Section 6 are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable for such purpose. The Employee agrees that any breach of



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
this Section 6 may cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

16.      PROPRIETARY INFORMATION AND DEVELOPMENTS.

17       7.1      PROPRIETARY INFORMATION.

18                (a)      Employee agrees that all information and know-how,
whether or not in writing, of a private, secret or confidential nature concerning the Company's business or financial affairs (collectively, "Proprietary Information") is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, and customer and supplier lists. Except as required by law, Employee will not disclose any Proprietary Information to others outside the Company or, use the same, for any unauthorized purposes without written approval by an officer of CML, either during or after her employment, unless and until such Proprietary Information has become public knowledge without fault by the Employee.

19                (b)      Employee agrees that all files, letters, memoranda,
reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Employee or others, which shall come into her custody or possession, shall be and are the exclusive property of the Company to be used by the Employee only in the performance of her duties for the Company.

20                (c)      Employee agrees that her obligation not to disclose
or use information, know-how and records of the types set forth in paragraphs
(a) and (b) above, also extends to such types of information, know-how, records and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Employee in the course of the Company's business unless such information, know-how, records or tangible property is in the public domain.

21       7.2      DEVELOPMENTS.

22 (a) Employee will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, and works of authorship, whether patentable or not, which are created, made, conceived or reduced to practice by the Employee or under her direction or jointly with others during her employment by the Company, whether or not during normal




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working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as "Developments").

23                (b)      Employee agrees to assign and does hereby assign to
the Company (or any person or entity designated by the Company) all her right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications. However, this Section 7(b) shall not apply to Developments which do not relate to the present or planned business or research and development of the Company and which are made and conceived by the Employee not during normal working hours, not on the Company's premises and not using the Company's tools, devices, equipment or Proprietary Information.

24                (c)      Employee agrees to cooperate fully with the Company,
both during and after her employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights and patents (both in the United States and foreign countries) relating to Developments. Employee shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignment of priority rights, and powers of attorney, which the Company may reasonably deem necessary or desirable in order to protect its rights and interests in any Development.

25       7.3      OTHER AGREEMENTS. Employee hereby represents that she is not bound by the terms of any agreement with any previous employer (other than any other company which was a subsidiary of CML) or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of her employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. Employee further represents that her performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to her employment with the Company.

26. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon (a) personal delivery, or (b) deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other parties at the addresses shown above, or at such other address or addresses as any party shall designate to the others in accordance with this Section 8, or (c) sending by facsimile to the other parties at the facsimile numbers shown above, or at such other number or numbers as any party shall designate to the others in accordance with this Section 8.




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27.      PRONOUNS. Whenever the context may require, any pronouns used in this
Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

28. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

29. AMENDMENT. This Agreement may be amended or modified only by a written instrument executed by both the Company, CML and the Employee.

30. GOVERNING LAW. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts.

31. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company or CML may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by her.

32.      MISCELLANEOUS.

33       a.       No delay or omission by the Company, CML or the Employee in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company, CML or the Employee on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

34       b.       The captions of the sections of this Agreement are for
convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

35       c.       In case any provision of this Agreement shall be invalid,
illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

36       IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

37

CML GROUP,INC.                               SMITH & HAWKEN, LTD.

By: /s/ John A.C. Pound                      By: /s/ Kathy Tierney
    --------------------------                   ------------------------------
    John A.C. Pound                              Kathleen Tierney
    Title: Chairman                              Title: CEP/President



6/19/98                                      Employee



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

                                             /s/ Kathy Tierney
                                             ----------------------------------
                                             Kathleen Tierney




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                                   SCHEDULE B

                               FY 98 Formula Bonus


                                   FY 98 EBIT



 Equal To or                                                           FY 98
Greater Than                      Less Than                       Formula Bonus
------------                      ---------                       -------------

 $        0                       $3,200,000                         $ 26,000
 $3,200,000                       $3,730,000                         $ 65,000
 $3,730,000                       $4,200,000                         $130,000
 $4,200,000                                                          $195,000




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

                                   SCHEDULE D


                   FY 98 Operational and Organizational Goals


1. Identify and recruit individuals to fill key executive positions including chief operating officer, vice president of retail and vice president of trade.

2.       Retain and motivate key employees.

3.       Resolve leadership issues relating to catalog business.

4.       Develop and implement catalog strategy.

5.       Successfully execute retail expansion strategy.

6.       Work effectively with CML Group, Inc. during current restructuring.




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                                   SCHEDULE E

                    FY 98 Performance Options - Formula Grant

                                 FY 98 EBIT


 Equal To or                                                     FY 98
Greater Than                       Less Than               Formula Option For:
------------                       ---------               -------------------

 $        0                        $3,730,000                 50,000 shares
 $3,730,000                        $4,200,000                100,000 shares
 $4,200,000                                                  150,000 shares





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                                   SCHEDULE F


         1. Continued lease by the Company of the automobile Employee currently uses to be replaced by a new automobile of comparable cost at the end of the lease term.

         2. Continued use of Bayview Apartment by Employee while employed by the Company as long as it is owned by the Company and available for such use in the discretion of the Board.






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